                                                                    EXHIBIT 12.1

PNC BANK CORP.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                              Six months                         Year ended December 31
                                                ended         ------------------------------------------------------------------
In thousands, except ratios                  June 30, 1994       1993          1992          1991          1990          1989
                                             -------------    ----------    ----------    ----------    ----------    ----------
EARNINGS
 Income before income taxes and
  cumulative effect of changes in
  accounting principles................      $  581,905       $1,116,612    $  778,122    $  548,201    $   29,425    $  485,264

 Fixed charges excluding interest
  on deposits..........................         435,137          649,898       517,424       513,370       918,698       867,083
                                             ----------       ----------    ----------    ----------    ----------    ----------
   Subtotal............................       1,017,042        1,766,510     1,295,546     1,061,571       948,123     1,352,347
 Interest on deposits..................         417,516          742,772     1,063,422     1,727,765     1,973,087     1,907,769
                                             ----------       ----------    ----------    ----------    ----------    ----------
   Total...............................      $1,434,558       $2,509,282    $2,358,968    $2,789,336    $2,921,210    $3,260,116
                                             ==========       ==========    ==========    ==========    ==========    ==========

FIXED CHARGES
 Interest on notes and debentures......      $  214,286       $  265,353    $  145,125    $   95,207    $   84,045    $   61,590
 Interest on borrowed funds............         207,311          362,995       352,162       398,779       816,448       788,520
 Amortization of notes and debentures..             685              967           970           584           538           506
 Interest component of rentals ........          12,855           20,583        19,167        18,800        17,667        16,467
                                             ----------       ----------    ----------    ----------    ----------    ----------
   Subtotal............................         435,137          649,898       517,424       513,370       918,698       867,083
 Interest on deposits..................         417,516          742,772     1,063,422     1,727,765     1,973,087     1,907,769
                                             ----------       ----------    ----------    ----------    ----------    ----------
   Total...............................      $  852,653       $1,392,670    $1,580,846    $2,241,135    $2,891,785    $2,774,852
                                             ==========       ==========    ==========    ==========    ==========    ==========

RATIO OF EARNINGS TO FIXED CHARGES
   Excluding interest on deposits......            2.34x            2.72x         2.50x         2.07x         1.03x         1.56x
   Including interest on deposits......            1.68             1.80          1.49          1.24          1.01          1.17